UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 5, 2020

nCino, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39380	46-4353148
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6770 Parker Farm Drive

Wilmington, North Carolina 28405

(888) 676-2466

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0005 per share	NCNO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On October 5, 2020, nCino, Inc. (the “Company”), issued a press release announcing that it has launched a secondary public offering of 5,500,000 shares of the Company’s common stock, par value $0.0005 per share (the “Common Stock”), held by certain selling stockholders of the Company (the “Offering”). In addition, certain of the selling stockholders are expected to grant the underwriters a 30-day option to purchase up to an additional 825,000 shares of Common Stock. A copy of the press release is attached hereto as Exhibit 99.1.

In order to effect the Offering, BofA Securities, Inc. and Barclays Capital Inc. (the “Representatives”) intend to release lock-up restrictions entered into between the selling stockholders and the Representatives in connection with the Company’s initial public offering, solely with respect to the shares to be sold by the selling stockholders in the Offering. In addition to the shares included in the Offering, concurrently with the pricing of the Offering, the Company has agreed to a partial release of shares held by certain other stockholders that are currently subject to applicable lock-up restrictions entered into between such stockholders and the Company in connection with the Company’s initial public offering, in an aggregate amount of approximately 370,000 shares of Common Stock. This release is contingent upon the pricing of the Offering, but upon such pricing, such shares of Common Stock that are released will become freely tradable subject to applicable securities laws.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

nCino, Inc.

Dated: October 5, 2020	By:	/s/ Gregory D. Orenstein
	Name:	Gregory D. Orenstein
	Title:	Chief Corporate Development & Legal Officer and Secretary